Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Finance of America Companies Inc.

Irving, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 17, 2021, relating to the financial statements of Finance of America Companies Inc. on behalf of Replay Acquisition Corp appearing in the Company’s Prospectus which is part of the Registration Statement on Form S-1 (File No. 333-256453).

/s/ BDO USA, LLP

Charlotte, North Carolina

December 2, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms